Hologic Announces Third Quarter Fiscal 2011 Operating Results

Record Revenues with Year-Over-Year Growth in All Four Operating Segments

BEDFORD, Mass., Aug. 1, 2011 /PRNewswire/ -- Hologic, Inc. (Hologic or the Company) (Nasdaq: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today announced its results for the third fiscal quarter ended June 25, 2011.

Highlights of the quarter include:

  Revenues of $451.1 million resulting from year-over-year growth in all four operating segments.
  Net income was $36.2 million, or $0.14 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP).
  Non-GAAP adjusted net income was $85.5 million, or $0.32 per diluted share, and adjusted EBITDA (non-GAAP adjusted earnings before interest, taxes, depreciation and amortization) was $154.2 million. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.
  Acquisition of TCT International Co. Ltd. on June 1, 2011, a distributor of medical products in China.

Highlight subsequent to the quarter:

  Acquisition of Beijing Healthcome Technology Company, Ltd. on July 19, 2011, a manufacturer of mammography systems in China.

Third quarter fiscal 2011 revenues totaled $451.1 million, an increase of 7.2% compared to revenues of $420.7 million in the third quarter of fiscal 2010. This increase resulted from growth in revenues in all four of our operating segments, primarily from: (i) growth in Breast Health revenues of $15.8 million, or 8.4%, driven by an $11.1 million, or 19.0%, increase in service revenue related to our increased installed base of digital mammography systems; (ii) an increase in Diagnostics revenues of $6.1 million, or 4.4%, primarily due to an increase in Cervista HPV and ThinPrep revenues; (iii) an increase in GYN Surgical revenues of $7.8 million, or 10.9%, related to the contribution from sales of our MyoSure hysteroscopic tissue removal system (MyoSure) from our acquisition of Interlace Medical, Inc. (Interlace) in January 2011 and growth in sales of both our NovaSure endometrial ablation (NovaSure) and Adiana permanent contraception (Adiana) systems; and (iv) an increase in Skeletal Health revenues of $0.7 million, or 3.2%, primarily due to an increase in bone densitometry sales of approximately 19% over the third quarter of fiscal 2010.

For the third quarter of fiscal 2011, Hologic reported net income of $36.2 million, or $0.14 per diluted share, compared with net income of $27.4 million, or $0.10 per diluted share, in the third quarter of fiscal 2010.

The Company's non-GAAP adjusted net income increased 9.4% to $85.5 million, or $0.32 per diluted share, in the third quarter of fiscal 2011 compared to $78.2 million, or $0.30 per diluted share, for the same period in the prior year. The Company's fiscal 2011 and 2010 third quarter non-GAAP adjusted net income primarily excludes: (i) a charge of $59.7 million and $57.1 million, respectively, attributable to the amortization of intangible assets; (ii) a non-cash interest expense charge of $18.2 million and $18.5 million, respectively, related to the Company's Convertible Notes; and (iii) $1.7 million and $0.8 million, respectively, of acquisition-related costs and charges. The Company's fiscal 2011 third quarter non-GAAP adjusted net income also excludes $2.7 million of charges to operating expenses attributable to contingent consideration relating to the Sentinelle Medical, Inc. (Sentinelle), Interlace, and TCT International Co. Ltd. (TCT) acquisitions.

For the nine months ended June 25, 2011, revenues totaled $1.32 billion, an increase of 5.7% compared to revenues of $1.25 billion in the nine months ended June 26, 2010. This increase resulted from growth in revenues in all four of our operating segments, primarily from: (i) growth in Breast Health revenues of $48.5 million, or 8.7%, driven by a $36.5 million, or 21.8%, increase in service revenue primarily related to our increased installed base of digital mammography systems; (ii) an increase in GYN Surgical revenues of $16.4 million, or 7.8%, primarily related to growth in sales of the Adiana system, as well as the inclusion of MyoSure and growth in sales of the NovaSure system; (iii) an increase in Skeletal Health revenues of $3.2 million, or 4.8%, primarily due to an increase in bone densitometry sales; and (iv) an increase in Diagnostics revenues of $3.0 million, or 0.7%, primarily from growth in revenues from our Cervista HPV tests that was partially offset by a decrease in ThinPrep revenues.

For the nine months ended June 25, 2011, Hologic reported net income of $129.6 million, or $0.49 per diluted share, compared with net income of $74.2 million, or $0.28 per diluted share, in the nine months ended June 26, 2010. The Company's non-GAAP adjusted net income increased 6.8% to $244.3 million, or $0.92 per diluted share, in the nine months ended June 25, 2011 compared to $228.7 million, or $0.87 per diluted share, for the same period in the prior year. The Company's non-GAAP adjusted net income for the first nine months of fiscal 2011 and 2010 primarily excludes: (i) a charge of $175.3 million and $171.3 million, respectively, attributable to the amortization of intangible assets; (ii) a non-cash interest expense charge of $54.4 million in each period related to the Company's Convertible Notes; and (iii) $4.1 million and $0.8 million, respectively, of acquisition-related costs and charges. The Company's non-GAAP adjusted net income for the first nine months of fiscal 2011 also primarily excludes: (i) an $84.5 million net gain, included as a credit within operating expenses, related to our agreement to sell the rights of the Makena (formerly Gestiva) assets to KV Pharmaceutical Company upon FDA approval in the first quarter; (ii) a $29.9 million non-cash loss on the exchange of Convertible Notes in the first quarter; (iii) a $3.3 million charge attributable to the write-up of acquired inventory sold relating to Sentinelle and Interlace; and (iv) a $1.4 million net credit to operating expenses attributable to contingent consideration relating to the Sentinelle, Interlace and TCT acquisitions. The Company's non-GAAP adjusted net income for the first nine months of fiscal 2010 also primarily excludes a $12.5 million litigation settlement charge related to a legal settlement.

Non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share (non-GAAP adjusted EPS), and adjusted EBITDA are non-GAAP financial measures. The Company's definitions of these non-GAAP financial measures, and the reconciliations of these measures to the Company's comparable GAAP financial measures for the periods presented, are set forth in the supplemental information attached to this press release. When analyzing the Company's operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP.

As of June 25, 2011, total backlog for all products was $292.4 million.

"We had another strong quarter with growth from all four of our business segments contributing to record revenues," said Rob Cascella, President and Chief Executive Officer. "We are encouraged by the early interest in our Dimensions 3D mammography system, which was approved by the FDA last quarter. I am particularly pleased with the strong performance of our Diagnostics and GYN Surgical businesses this quarter. Lastly, we believe our China-based acquisitions of TCT and Healthcome will further enable us to deliver on our international expansion strategy. These two businesses are intended to better position Hologic to take advantage of the growth opportunities presented by the Chinese market."

Third quarter fiscal 2011 revenue overview by segment:

  Breast Health revenues, which include the Company's mammography, Computer-Aided Detection (CAD), breast biopsy, Magnetic Resonance Imaging (MRI) breast coil, MammoSite and AEG products, increased to $205.2 million for the third quarter compared to $189.3 million for the same period in fiscal 2010, an increase of 8.4%. Revenue growth this quarter was driven primarily by an increase in service revenues related to our growing installed base of digital mammography systems. Product revenue growth was driven primarily by a combination of: (i) the shift in sales from Selenia to Dimensions; (ii) stronger sales of breast biopsy products, led by Eviva; and (iii) the inclusion of breast coil sales related to our acquisition of Sentinelle in August 2010.

  Diagnostics revenues, which include the Company's ThinPrep products, Rapid Fetal Fibronectin test, Cervista HPV tests, and other molecular diagnostics products, totaled $143.4 million for the third quarter compared to $137.4 million for the same period of fiscal 2010, an increase of 4.4%. Sales growth was driven primarily by a combination of strong growth in Cervista HPV revenue and higher ThinPrep volume.

  GYN Surgical revenues, which include the Company's NovaSure, Adiana and MyoSure systems, totaled $79.4 million for the third quarter compared to $71.6 million for the same period of fiscal 2010, an increase of 10.9%. This increase was primarily due to the inclusion of MyoSure revenues and growth in sales of both the NovaSure and Adiana products.

  Skeletal Health revenues, which mainly include the Company's osteoporosis assessment and mini C-arm product lines, totaled $23.1 million for the third quarter compared to $22.4 million for the same period of fiscal 2010, an increase of 3.2%. This increase was primarily the result of an increase in bone densitometry unit sales.

Acquisitions of TCT and Healthcome:

On June 1, 2011, the Company acquired TCT, a privately-held distribution company headquartered in Beijing, China and a distributor of medical products that includes Hologic's ThinPrep Pap Test, related instruments and other diagnostic and surgical products. The purchase price for the transaction was $135 million in cash (of which $35 million is deferred for one year), plus a two-year contingent earn out. The earn out will be payable in cash installments equal to a multiple of the incremental revenue growth in TCT's business. Each component of the total purchase price is subject to adjustment and the purchase price is subject to a maximum threshold. TCT's results of operations are primarily included within the Company's Diagnostics segment. In Fiscal 2011, the Company expects this transaction to generate incremental revenues of approximately $10 million and to be accretive to earnings, absent the amortization of intangibles related to the transaction and other acquisition-related charges.

On July 19, 2011, the Company acquired Beijing Healthcome Technology Company, Ltd. (Healthcome), a privately-held manufacturer of mammography systems headquartered in Beijing, China. Healthcome is a leader in the field of analog mammography in China. The Company has an established product line, strong manufacturing capabilities and an established distribution system. Healthcome's operating results will be reported within the Company's Breast Health segment. The purchase price for the transaction is an aggregate amount of up to approximately $16.9 million, subject to adjustment, comprised of an up-front payment and future payments based on continuing employment of the principal shareholders. There will be minimal contribution to operating results in Fiscal 2011 and the acquisition will be neutral to earnings, absent the amortization of intangibles related to the transaction and other acquisition-related charges.

"The acquisitions of TCT and Healthcome are consistent with our strategy to expand our women's healthcare franchise globally," said David Harding, Senior Vice President and General Manager, International. "TCT holds the majority market share for liquid-based cytology in China and Healthcome is well-positioned to become a leader in the expanding mammography market in China. Both companies have established sales and distribution infrastructures suited to the needs of the Chinese healthcare system. We believe these acquisitions, combined with our other distribution partners, create a strong set of capabilities that will allow us to address the needs of the rapidly growing Chinese healthcare market."

Appointment of David R. LaVance, Jr. as Chairman of the Board

Effective July 28, 2011, David R. LaVance, Jr., 57, was appointed as the new independent Chairman of Hologic's Board of Directors. The appointment follows the succession plan put in place two years ago for Jack Cumming, 66, to step down as Chairman and from the Board to focus on his role as Global Strategic Advisor, supporting Hologic's key international initiatives.

Mr. LaVance has been one of Hologic's directors since December 2002 and was elected lead independent director by the Company's Board in 2008. He has participated as a member of all Board Committees and has chaired the Corporate Development, the Compensation and the Nominating and Governance Committees at different times during his term with Hologic. Since 1997, Mr. LaVance has served as President of Century Capital Associates LLC, an investment banking firm that he founded specializing in the biosciences fields. From 1995 to 1997, Mr. LaVance was Managing Director for KPMG Health Ventures, the life sciences consulting practice of the KPMG accounting firm. Since 2003, Mr. LaVance has served as the Chairman of the Board of Directors, CEO and President of Scivanta Medical Corporation (SCVM.OB) and joined IET, Ltd. (IEVM.OB) as CEO in 2011.

"On behalf of Hologic's Board of Directors, we would like to thank Jack for all of his accomplishments during his nine years as Chairman and 10 years as Director," said Rob Cascella. "We are very pleased Jack will play an ongoing role with the Company as he concentrates exclusively on growing our international presence in key emerging markets. We also are pleased to maintain the Board continuity with David's transition from lead independent director to Chairman. David's Board leadership has been invaluable to me and I am confident in his new expanded capacity, this will only be further enhanced."

Financial Guidance:

The Company's guidance reflects its current core products, including revenues from its recently-approved Dimensions 3D mammography system and its recently acquired businesses, but does not reflect any future revenue or earnings from future acquisitions, if any.

Fourth Quarter Fiscal 2011 (Quarter ending September 24, 2011):

  The Company expects fourth quarter fiscal 2011 revenues of $455 to $460 million. This primarily reflects an increase in revenues related to the acquisition of TCT and to a lesser extent increases in the GYN Surgical, Diagnostics and Breast Health segments. Year-over-year, this represents an expected increase in revenues of 6% to 7% over the fourth quarter of fiscal 2010 revenues of $428.3 million.

  The Company expects non-GAAP adjusted EPS to be approximately $0.32 to $0.33.

Fiscal 2011 (Year ending September 24, 2011):

  The Company is increasing guidance for fiscal 2011 revenues to a range of $1.77 billion to $1.78 billion (from $1.76 billion to $1.77 billion), primarily reflecting the revenues related to the acquisition of TCT.

  The Company expects non-GAAP adjusted EPS to be approximately $1.24 to $1.26.

Estimates of certain non-GAAP adjustments that the Company anticipates will be reflected in its non-GAAP fiscal 2011 fourth quarter and fiscal 2011 year financial performance are included as an attachment to this press release.

Hologic may not generate expected revenues and may incur expenses or charges or realize income or gains in fiscal 2011 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S. and general worldwide economic and regulatory conditions and related uncertainties, including the ongoing implementation of healthcare reform legislation, including associated tax provisions, as well as foreign currency fluctuations, which, along with other uncertainties facing our business, could adversely affect anticipated results.

Conference Call and Webcast:

Hologic's management will host a conference call on Monday, August 1, 2011, at 5:00 p.m. (Eastern) to discuss third quarter fiscal 2011 operating results. Interested participants may listen to the call by dialing 877-440-5803 or 719-325-4813 for international callers and referencing code 9709196 approximately 15 minutes prior to the call on August 1. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, August 19, 2011, at 888-203-1112 or 719-457-0820 for international callers, access code 9709196. The Company will also provide a live webcast and replay of the call on the investor relations page of the Company's website at www.hologic.com/investor-overview. A PowerPoint presentation related to the conference call will be posted after the close of the market on Monday, August 1, 2011, on the investor relations page of the Company's website.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic's core business units are focused on breast health, diagnostics, GYN surgical and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, breast Magnetic Resonance Imaging, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia and uterine fibroids, permanent contraception, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications.

Hologic, Adiana, AEG, Cervista, Dimensions, Healthcome, Interlace, MammoSite, MyoSure, NovaSure, Rapid fFN, Selenia, Sentinelle, TCT and ThinPrep and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company's plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: economic and market trends; the Company's backlog and any implication that the Company's backlog may be indicative of future sales; the Company's anticipated opportunities from its recent acquisitions of TCT and Healthcome; financial or other information included herein based upon or otherwise incorporating judgments or estimates relating to future performance, events or expectations; and the Company's outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company's backlog consists of orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company's revenues for any future period.

There are significant risks, known and unknown, associated with the Company's recent acquisitions, including without limitation: the Company's ability to successfully integrate each of those businesses; the risks that the acquired businesses may not operate as effectively and efficiently as expected even if otherwise successfully integrated; and the risks that acquisitions may involve unexpected costs or unexpected liabilities. Moreover, TCT and Healthcome conduct their respective business in China, which will create enhanced risks and challenges to the Company in successfully integrating and operating those businesses including, without limitation: difficulties in staffing and managing operations in foreign locations as a result of, among other things, distance, language and cultural differences; protectionist laws and business practices that may favor local companies; difficulties in trade accounts receivable collection; difficulties and expenses related to implementing internal controls over financial reporting and disclosure controls and procedures; expenses associated with customizing products for clients in foreign countries; possible adverse tax consequences; the inability to obtain favorable third-party reimbursements; the inability to obtain required regulatory approvals; governmental currency controls; multiple, conflicting and changing government laws and regulations (including, among other things, antitrust and tax requirements, international trade regulations and the Foreign Corrupt Practices Act); the inability to effectively obtain or enforce intellectual property rights or otherwise protect against clone or "knock off" products; political and economic changes and disruptions; export/import controls; and tariff regulations. Moreover, the businesses of TCT and Healthcome may be adversely affected by future legislative, regulatory, or tax changes as well as changes in international currency exchange rates and other economic, business and competitive factors.

Other risks and uncertainties that could adversely affect the Company's business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: U.S. and general worldwide economic conditions and related uncertainties; the Company's reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement and uncertainties regarding the availability or amount of reimbursement for new products or product enhancements; uncertainties regarding the recently enacted or future healthcare reform legislation or budget reduction efforts, including associated tax provisions; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company's products; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that products may contain undetected errors or defects or otherwise not perform as anticipated; manufacturing risks, including the Company's reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company's ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company's products; the risk of adverse events and product liability claims; risks related to the use and protection of intellectual property; expenses, uncertainties and potential liabilities relating to litigation, including, without limitation, commercial, intellectual property, employment and product liability litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; financing risks, including the Company's obligation to meet payment obligations and financial covenants under the Company's financing arrangements and leases; and the Company's ability to attract and retain qualified personnel.

The risks and uncertainties included above are not exhaustive. Other factors that could adversely affect the Company's business and prospects are described in the Company's filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	June 25, 2011	September 25, 2010
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$ 613,801	$ 515,625
Restricted cash	557	942
Accounts receivable, net	292,324	283,103
Inventories	232,835	192,482
Deferred income tax assets	40,576	72,808
Prepaid expenses and other current assets	27,703	33,921
Total current assets	1,207,796	1,098,881

Property and equipment, net	247,592	251,698
Intangible assets, net	2,145,120	2,118,948
Goodwill	2,286,695	2,108,847
Other assets	50,020	47,460
	$ 5,937,223	$ 5,625,834

CURRENT LIABILITIES:
Accounts payable	$ 51,794	$ 57,480
Accrued expenses	290,183	183,054
Deferred revenue	124,814	120,516
Notes payable	347	1,362
Deferred gain	-	79,500
Total current liabilities	467,138	441,912

Convertible notes (principal of $1,725,000)	1,470,110	1,447,053
Deferred income tax liabilities	971,067	955,611
Deferred service obligations- long term	9,832	10,011
Other long-term liabilities	108,783	72,698
Total long-term liabilities	2,559,792	2,485,373

STOCKHOLDERS' EQUITY:
Common stock	2,623	2,595
Capital in excess of par value	5,297,423	5,224,399
Accumulated deficit	(2,397,489)	(2,527,070)
Accumulated other comprehensive income	9,254	143
Treasury stock, at cost	(1,518)	(1,518)
Total stockholders' equity	2,910,293	2,698,549
	$ 5,937,223	$ 5,625,834

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended
	June 25, 2011	June 26, 2010

REVENUES
Product sales	$ 372,790	$ 353,677
Service and other revenues	78,292	67,016
	451,082	420,693

COSTS AND EXPENSES (1):
Cost of product sales	129,420	126,336
Cost of product sales – amortization of intangible assets	44,877	43,524
Cost of service and other revenues	42,503	40,944
Research and development	29,725	25,691
Selling and marketing	73,293	59,425
General and administrative	39,811	32,426
Amortization of intangible assets	14,794	13,573
Contingent consideration	2,743	-
	377,166	341,919

Income from operations	73,916	78,774
Interest expense	(28,673)	(33,653)
Other (expense) income, net	(819)	626

Income before provision for income taxes	44,424	45,747
Provision for income taxes	8,228	18,299

Net income	$ 36,196	$ 27,448

Net income per share:
Basic	$ 0.14	$ 0.11
Diluted	$ 0.14	$ 0.10

Weighted average number of shares outstanding:
Basic	261,784	259,107
Diluted	265,167	262,106

(1) Stock-based compensation included in costs and expenses during the three months ended June 25, 2011 was $992 for cost of revenues, $1,081 for research and development, $1,342 for selling and marketing and $4,364 for general and administrative. Stock-based compensation included in costs and expenses during the three months ended June 26, 2010 was $1,083 for cost of revenues, $1,024 for research and development, $1,083 for selling and marketing and $4,759 for general and administrative.

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Nine Months Ended
	June 25, 2011	June 26, 2010

REVENUES
Product sales	$ 1,092,345	$ 1,058,206
Service and other revenues	229,959	193,047
	1,322,304	1,251,253

COSTS AND EXPENSES (1):
Cost of product sales	386,421	360,240
Cost of product sales – amortization of intangible assets	131,478	130,570
Cost of service and other revenues	124,981	120,470
Research and development	88,615	77,051
Selling and marketing	212,253	185,483
General and administrative	119,174	110,870
Amortization of intangible assets	43,842	40,729
Contingent consideration	(1,432)	-
Gain on sale of intellectual property, net	(84,502)	-
Litigation settlement charges	450	12,500
Restructuring and divestiture charges	-	696
	1,021,280	1,038,609

Income from operations	301,024	212,644
Interest expense	(85,767)	(97,778)
Other income, net	414	2,732
Loss on extinguishment of debt	(29,891)	-

Income before provision for income taxes	185,780	117,598
Provision for income taxes	56,199	43,437

Net income	$ 129,581	$ 74,161

Net income per share:
Basic	$ 0.50	$ 0.29
Diluted	$ 0.49	$ 0.28

Weighted average number of shares outstanding:
Basic	260,744	258,595
Diluted	264,114	261,463

(1) Stock-based compensation included in costs and expenses during the nine months ended June 25, 2011 was

$3,533 for cost of revenues, $3,633 for research and development, $4,486 for selling and marketing and $15,593 for general and administrative. Stock-based compensation included in costs and expenses during the nine months ended

June 26, 2010 was $3,115 for cost of revenues, $2,946 for research and development, $3,577 for selling and marketing and $14,886 for general and administrative.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET INCOME TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Three Months Ended June 25, 2011		Three Months Ended June 26, 2010

EARNINGS PER SHARE
GAAP earnings per share- Diluted	$ 0.14		$ 0.10
Adjustments to net income (as detailed below)	0.18		0.20
Non-GAAP adjusted earnings per share- Diluted	$ 0.32	(1)	$ 0.30	(1)

NET INCOME
GAAP net income	$ 36,196		$ 27,448
Adjustments:
Amortization of intangible assets	59,671		57,097
Non-cash interest expense relating to convertible notes	18,229		18,499
Acquisition-related costs	1,700		796
Contingent consideration	2,743		-
Income tax effect of reconciling items	(33,036)	(2)	(25,671)	(3)
Non-GAAP adjusted net income	$ 85,503		$ 78,169

EBITDA
Non-GAAP adjusted net income	$ 85,503		$ 78,169
Interest expense, net, not adjusted above	9,959		14,833
Provision for income taxes	41,264		43,970
Depreciation expense	17,482		17,439
Adjusted EBITDA	$ 154,208		$ 154,411

EXPLANATORY NOTES:

(1) Non-GAAP adjusted earnings per share was calculated based on 265,167 and 262,106 weighted average diluted shares outstanding for the three months ended June 25, 2011 and June 26, 2010, respectively.

(2) To reflect an estimated annual effective tax rate of 33.5% on a non-GAAP basis.
(3) To reflect an estimated annual effective tax rate of 36.0% on a non-GAAP basis.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET INCOME TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Nine Months Ended June 25, 2011		Nine Months Ended June 26, 2010

EARNINGS PER SHARE
GAAP earnings per share- Diluted	$ 0.49		$ 0.28
Adjustments to net income (as detailed below)	0.43		0.59
Non-GAAP adjusted earnings per share- Diluted	$ 0.92	(1)	$ 0.87	(1)

NET INCOME
GAAP net income	$ 129,581		$ 74,161
Adjustments:
Amortization of intangible assets	175,320		171,299
Non-cash interest expense relating to convertible notes	54,438		54,418
Non-cash loss on convertible notes exchange	29,891		-
Gain on sale of intellectual property, net	(84,502)		-
Acquisition-related costs	4,052		796
Fair value write up of acquired inventory sold	3,298		-
Contingent consideration	(1,432)		-
Litigation settlement adjustments	450		12,500
Restructuring and divestiture charges	-		696
Income tax effect of reconciling items	(66,845)	(2)	(85,194)	(3)
Non-GAAP adjusted net income	$ 244,251		$ 228,676

EBITDA
Non-GAAP adjusted net income	$ 244,251		$ 228,676
Interest expense, net, not adjusted above	29,977		42,453
Provision for income taxes	123,044		128,631
Depreciation expense	51,038		51,026
Adjusted EBITDA	$ 448,310		$ 450,786

EXPLANATORY NOTES:
(1) Non-GAAP adjusted earnings per share was calculated based on 264,114 and 261,463 weighted average diluted shares outstanding for the nine months ended June 25, 2011 and June 26, 2010, respectively.
(2) To reflect an estimated annual effective tax rate of 33.5% on a non-GAAP basis.
(3) To reflect an estimated annual effective tax rate of 36.0% on a non-GAAP basis.

Future Non-GAAP Adjustments:

Future GAAP EPS may be affected by changes in ongoing assumptions and judgments relating to the Company's acquired businesses, and may also be affected by nonrecurring, unusual or unanticipated charges, expenses or gains, all of which are excluded in the calculation of non-GAAP adjusted EPS as described in this press release. It is therefore not practicable to reconcile our non-GAAP adjusted EPS guidance to the most comparable GAAP measure. The Company's estimates of certain future non-GAAP adjustments, based upon current information, judgments and assumptions, are presented below for informational purposes.

	Three Months Ended				Twelve Months Ended
	September 24, 2011		Shares		September 24, 2011		Shares

(In thousands)
Certain Anticipated Non-GAAP Adjustments:
Cost of revenues - amortization of
intangible assets	$ 44,800				$ 176,300
Amortization of intangible assets	15,400				59,200
Non-cash interest expense relating to convertible notes	18,500				72,900
Non-cash loss on convertible notes exchange	-				29,891
Gain on sale of intellectual property, net	-				(84,502)
Acquisition-related costs	-				4,052
Fair value write-up of acquired inventory sold	-				3,298
Contingent consideration	9,900				8,500
Litigation settlement charges	-				450
Income tax effect of reconciling items	(29,700)	(1)			(90,500)	(1)
Total Anticipated Non-GAAP Adjustments	$ 58,900				$ 179,589
Diluted Weighted Average Shares Outstanding			265,500	(2)			264,500	(2)

Explanatory Notes:
(1) To reflect an estimated annual effective tax rate of 33.5% for the fourth quarter and full year of fiscal 2011 on a non-GAAP basis.
(2) To reflect estimated diluted weighted average shares outstanding of 265,500 and 264,500 for the fourth quarter and full year of fiscal 2011, respectively.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: adjusted net income; adjusted EPS; and adjusted EBITDA. The Company defines its non-GAAP adjusted net income to exclude the non-cash amortization of intangible assets, other acquisition-related charges, such as change in contingent consideration, transaction costs, charges associated with the write-off of acquired in-process research and development and the write-up of acquired inventory to fair value, non-cash charges resulting from changes in GAAP, closure and restructuring charges, non-cash loss on exchange of convertible notes, and one-time, nonrecurring, unusual or unanticipated charges, expenses or gains. As set forth in the applicable reconciliation tables above, non-GAAP adjusted net income and non-GAAP adjusted EPS for the periods presented exclude the following items from GAAP net income and EPS: (i) non-cash expenses associated with the Company's acquisitions, including amortization of intangible assets; (ii) non-cash interest expense resulting from the Company's accounting for convertible debt instruments with cash settlement features; (iii) loss on exchange of convertible notes; (iv) the increase in cost of revenues resulting from the write-up of acquired inventory sold during the applicable period; (v) acquisition transaction costs and charges; (vi) litigation settlement charges; and (vii) divestiture and restructuring charges. The Company's non-GAAP adjusted EBITDA excludes from its GAAP net income: (i) the items excluded in its calculation of non-GAAP adjusted net income; (ii) interest expense, net, not otherwise excluded in calculating its non-GAAP adjusted net income; (iii) provision for income taxes; and (iv) depreciation expense.

The Company believes the use of non-GAAP adjusted net income and non-GAAP adjusted EPS are useful to investors in comparing the results of operations in fiscal 2011 to the comparable period in fiscal 2010 by eliminating certain of the more significant effects of its acquisitions and related activities, non-cash charges resulting from changes in GAAP, and litigation settlement, divestiture and restructuring. These measures also reflect how the Company manages the business internally. In addition to the adjustments set forth in the calculation of the Company's non-GAAP adjusted net income, its non-GAAP adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP adjusted net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company's business. When analyzing the Company's operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income or EPS prepared in accordance with GAAP.

Contact:	Deborah R. Gordon
Vice President, Investor Relations
Hologic, Inc.
(781) 999-7716